Re: Letter Agreement, Panorama Property, Mineral County, Nevada.
Unpatented mining claims: Hound Dog 2, Hound Dog 9, Ule 19, Panorama 5-7, Vol 32, Little Ule 8. BLM serial numbers: NMC #763966, 972, 991, 994-996, 950, 960.

The following amends the general terms and conditions for the agreement between Herb Duerr (HD) and Bream Ventures Inc. (Bream) governing HD's Panorama property, Mineral County, Nevada, U. S. A.

Form of Agreement	Mining Lease	
Term	20 years with automatic extensions so long as conditions of the lease are met	
Production Royalties	3.0% Net Smelter Return	
Advance Royalties	Upon Execution	US$5,000.00
	1st Anniversary	US$1,500.00
	October 9, 2002	US$2,000.00
	January 9, 2003	US$1,500.00
	2nd Anniversary	US$14,000.00
	3rd Anniversary	US$20,000.00
	4th Anniversary & thereafter	US$50,000.00
	Adjusted to annual changes in the consumer price index (CPI) with 2001 as the base year. CPI payments apply to payments beginning with the 4th anniversary.	
Performance Requirements	Federal and state mining claim maintenance fees for any year in which this agreement is maintained in good standing after June 1.	
Reclamation	Bream shall perform reclamation work on the Property as required by Federal, State, and Local law for disturbances resulting from Bream's activities on the Property.	
Assignment	Freely by either party so long as Assignee accepts terms and conditions of the Lease in writing.	
Interest Area	One mile from the outside perimeter of the Panorama claim boundaries for new claims located either by HD or by Bream.	

If the above terms and conditions are consistent with our earlier discussions, please acknowledge by signing in the space provided below and return one copy. This will serve to bind HD and Bream while a formal and comprehensive agreement, incorporating these general terms, is prepared.

Agreed and accepted to this 2 day of September 2003.

By: ______________________ (Lessor)

By: ______________________ (Lesse)